Exhibit 99.5

Consolidated Financial Statements

Planet Labs Inc.

Years Ended January 31, 2021 and 2020

With Report of Independent Auditor

Planet Labs Inc.

Contents

Audited Consolidated Financial Statements as of January 31, 2021 and 2020

Report of Independent Auditors

The Board of Directors

Planet Labs Inc.

We have audited the accompanying consolidated financial statements of Planet Labs Inc., which comprise the consolidated balance sheets as of January 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Planet Labs Inc. at January 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring net losses and negative cash flows from operations, and management has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

San Jose, California

June 30, 2021

Planet Labs Inc.

Consolidated Balance Sheets

	January 31,
(in thousands, except share and par value amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$71,183	$21,678
Accounts receivable, net	47,110	27,726
Prepaid expenses and other current assets	7,134	10,918

Total current assets	125,427	60,322
Property and equipment, net	159,855	186,595
Capitalized internal-use software, net	11,994	14,492
Goodwill	88,393	88,393
Intangible assets, net	5,673	7,500
Restricted cash, non-current	4,982	4,485
Other non-current assets	2,984	1,203

Total assets	$399,308	$362,990

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,446	$2,115
Accrued and other current liabilities (1)	30,195	18,756
Deferred revenue (1)	57,570	35,690
Convertible notes	8,244	10,804
Preferred stock warrant liability	11,359	3,849

Total current liabilities	108,814	71,214
Debt, net of discount	62,644	46,656
Convertible notes (1)	92,968	—
Deferred revenue (1)	15,122	21,026
Deferred hosting costs (1)	7,971	—
Deferred rent	2,991	5,009
Other non-current liabilities	1,287	1,448

Total liabilities	291,797	145,353

Commitments and contingencies (Note 7)
Convertible preferred stock $0.00002 par value, 105,000,000 shares authorized, 85,682,990 shares issued and outstanding, $696,415 aggregate liquidation preference at January 31, 2021 and 2020, respectively (1)	$2	$2
Common stock, $0.00002 par value, 155,000,000 and 15,000,000 Class A and Class B shares authorized, respectively	1	1
14,876,627 and 13,785,927 Class A shares issued and outstanding at January 31, 2021 and 2020, respectively, 13,811,878 Class B shares issued and outstanding at January 31, 2021 and 2020
Additional paid-in capital	745,644	728,943
Accumulated other comprehensive income	1,769	1,493
Accumulated deficit	(639,905)	(512,802)

Total stockholders’ equity	107,511	217,637

Total liabilities and stockholders’ equity	$399,308	$362,990

(1)	Balance includes related-party transactions entered into with Google, LLC (“Google”). See Note 11.

See accompanying notes to consolidated financial statements.

Planet Labs Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended January 31,
(in thousands, except share and per share amounts)	2021	2020
Revenue (1)	$113,168	$95,736
Cost of revenue (1)	87,383	102,393

Gross margin	25,785	(6,657)
Operating expenses
Research and development (1)	43,825	37,871
Sales and marketing	37,268	34,913
General and administrative	32,134	27,019

Total operating expenses	113,227	99,803

Loss from operations	(87,442)	(106,460)

Debt extinguishment gain (loss)	673	(11,529)
Interest expense	(9,447)	(6,946)
Change in fair value of convertible notes and warrant liabilities	(30,053)	207
Other income(expense), net	239	1,144

Total other expense, net	(38,588)	(17,124)

Loss before provision for income taxes	(126,030)	(123,584)
Provision for income taxes	1,073	130

Net loss	$(127,103)	$(123,714)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	276	217

Comprehensive loss	$(126,827)	$(123,497)

Basic and diluted net loss per share attributable to common stockholders	$(4.40)	$(4.42)

Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	28,863,607	27,981,802

(1)	Balance includes related-party transactions entered into with Google. See Note 11.

See accompanying notes to consolidated financial statements.

Planet Labs Inc.

Consolidated Statements of Stockholders’ Equity

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity

(in thousands, except share amounts)	Shares	Amount	Shares	Amount
Balances at February 1, 2019	83,960,040	$2	27,485,895	$1	$693,644	$1,276	$(389,088)	$305,835
Issuance of Series D convertible preferred stock	695,630	—	—	—	10,000	—	—	10,000
Issuance of Series D convertible preferred stock in consideration for net assets acquired	1,027,320	—	—	—	14,772	—	—	14,772
Issuance of Class A common stock warrants	—	—	—	—	4,235	—	—	4,235
Issuance of Class A common stock from the exercise of common stock options	—	—	111,910	—	264	—	—	264
Stock-based compensation	—	—	—	—	6,028	—	—	6,028
Change in translation	—	—	—	—	—	217	—	217
Net loss	—	—	—	—	—	—	(123,714)	(123,714)

Balances at January 31, 2020	85,682,990	2	27,597,805	1	728,943	1,493	(512,802)	217,637
Issuance of Class A common stock warrants	—	—	—	—	1,624	—	—	1,624
Issuance of Class A common stock from the exercise of common stock options	—	—	1,090,700	—	539	—	—	539
Stock-based compensation	—	—	—	—	14,538	—	—	14,538
Change in translation	—	—	—	—	—	276	—	276
Net loss	—	—	—	—	—	—	(127,103)	(127,103)

Balances at January 31, 2021	85,682,990	$2	28,688,505	$1	$745,644	$1,769	$(639,905)	$107,511

See accompanying notes to consolidated financial statements.

Planet Labs Inc.

Consolidated Statement of Cash Flows

	Year Ended January 31,
(in thousands)	2021	2020
Operating activities
Net loss	$(127,103)	$(123,714)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	62,212	77,629
Stock-based compensation, net of capitalized cost of $526 and $957, respectively	14,012	5,071
Provision for doubtful accounts	823	649
Change in fair value of convertible notes and warrant liabilities	30,053	(207)
Debt extinguishment (gain) loss	(673)	11,529
Amortization of debt discount and issuance costs	2,750	1,392
Changes in operating assets and liabilities
Accounts receivable	(19,932)	8,959
Prepaid expenses and other assets	2,617	12,942
Accounts payable, accrued and other liabilities	11,033	3,071
Deferred revenue	14,433	(27,286)
Deferred hosting cost	7,971	—
Deferred rent	(2,223)	(3,722)

Net cash used in operating activities	(4,027)	(33,687)

Investing activities
Purchases of property and equipment	(26,096)	(16,665)
Capitalized internal-use software	(4,030)	(7,436)
Business acquisition, net of cash acquired	—	(2,457)
Other	(674)	(614)

Net cash used in investing activities	(30,800)	(27,172)

Financing activities
Proceeds from the exercise of common stock options	539	264
Proceeds from issuance of convertible preferred stock, net	—	10,000
Principal payment of long-term debt	—	(51,176)
Proceeds from issuance of debt and common stock warrants, net of issuance costs	14,862	49,640
Principal payment of convertible notes	(2,586)	—
Proceeds from issuance of convertible notes and preferred stock warrant	71,125	—

Net cash provided by financing activities	83,940	8,728

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(312)	(38)

Net increase (decrease) in cash, cash equivalents and restricted cash	48,801	(52,169)
Cash, cash equivalents and restricted cash at the beginning of the period	27,739	79,908

Cash, cash equivalents and restricted cash at the end of the period	$76,540	$27,739

See accompanying notes to consolidated financial statements.

Planet Labs Inc.

Consolidated Statement of Cash Flows

	Year Ended January 31,
(in thousands)	2021	2020
Supplemental disclosure of cash flow information
Cash paid for interest	$6,554	$5,544
Cash paid for income tax	1,084	—
Supplemental disclosures of noncash investing and financing activities
Convertible preferred stock issued for acquisition of business	—	14,772
Exchange of convertible notes	—	10,963
Accrued purchase of property and equipment	522	637

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

1.	Organization

Planet Labs Inc. (including its subsidiaries or the “Company”) was incorporated in the state of Delaware on December 28, 2010. The Company was originally incorporated as Cosmogia Inc., and the name was subsequently changed to Planet Labs Inc. on June 24, 2013. The Company was founded to design, construct, and launch constellations of satellites with the intent of providing high cadence geospatial data delivered to customers via an online platform. During 2015 the Company acquired certain entities of the Black Bridge Corporation Group (“BlackBridge”). In April 2017, the Company completed the acquisition of Terra Bella Technologies Inc. (“Terra Bella”). The acquisition of Black Bridge provided the Company downstream knowledge and global reach, while the acquisition of Terra Bella added high-resolution imagery capabilities to the Company’s fleet. In March 2019, to accelerate the adoption of commercial geospatial information services, the Company completed its acquisition of Boundless Spatial, Inc. (“Boundless”) and subsequently changed the Boundless name to Planet Labs Federal Inc. on March 11, 2019 (Note 5).

The Company is headquartered in San Francisco, California, with operations throughout the United States (“U.S.”), Canada, Asia and Europe. The Company has wholly-owned foreign subsidiaries in Canada, Germany, Luxembourg, Singapore and the Netherlands.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

The consolidated financial statements include the accounts of Planet Labs Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year end is January 31.

Liquidity and Going Concern

The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As of January 31, 2021, the Company had an accumulated deficit of $639.9 million. For the year ended January 31, 2021, the Company incurred a net loss before income tax of $126.0 million and had net cash outflows from operations of $4.0 million. The Company expects to incur additional operating losses and negative cash flows from operations as it continues to expand its commercial operations and research and development programs. As of January 31, 2021, the Company had $71.2 million of cash and cash equivalents.

As further discussed in Note 8, as of January 31, 2021, the Company had $77.2 million aggregate principal amount of convertible notes outstanding (the “2020 Convertible Notes” and “Tranche B”), of which approximately $71.1 million has a maturity date of June 22, 2022 and $6.0 million has no stated maturity date. In addition, the Company has $67.0 million of indebtedness to Silicon Valley Bank (“SVB”) and Hercules Capital Inc (“Hercules”) with a maturity date of June 21, 2022 (the “SVB & Hercules Loan”). The SVB and Hercules Loan also contains a “springing maturity” provision, which accelerates the maturity date for repayment of the loan, including interest and fees to March 23, 2022, if the outstanding 2020 Convertible Notes have not converted into equity securities by such date.

Because the Company has historically generated net losses and negative cash flows from operations, it may be unable to refinance its debt or raise sufficient capital to cause the conversion of its outstanding 2020 Convertible Notes into equity securities prior to the springing maturity condition coming into effect. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

As discussed in Note 16, the Company entered into a letter of intent to complete a business combination with a special purpose acquisition company (“SPAC”), which would result in the SPAC acquiring 100% of the Company’s outstanding equity interests. In addition to the cash resources made available through the business combination, the Company anticipates additional financing will be made available to the Company through a Private Investment in Public Equity (“PIPE”) offering, which is expected to close concurrently with the business combination. Management intends to use a portion of these proceeds to repay all of the outstanding amounts due under the SVB & Hercules Loan.

There can be no assurance that the business combination, the PIPE offering and the subsequent debt repayment will be completed as currently contemplated, or at all. To the extent additional capital is not obtained through the business combination and PIPE offering, management will be required to obtain additional capital through the sale of debt or equity, or other arrangements. However, there can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Any future debt may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain additional financing, operations may be scaled back or discontinued. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The significant estimates and assumptions that affect the Company’s consolidated financial statements include, but are not limited to, the useful lives of property and equipment, capitalized internal-use software and intangible assets, allowance for doubtful accounts, estimates related to revenue recognition, including the assessment of performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation, the fair value of common stock and other assumptions used to measure stock-based compensation, the fair value of convertible notes and preferred stock warrants, the fair value of assets acquired, and liabilities assumed from business combinations, the impairment of long-lived assets and goodwill, the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions, and contingencies.

These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, due to the inherent uncertainties in making estimates, actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Due to the COVID-19 Coronavirus pandemic (“COVID-19” or “COVID-19 pandemic”), there is ongoing uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require an update to its estimates or assumptions or a revision of the carrying value of its assets or liabilities. These estimates and assumptions may change in the future, as new events occur and additional information is obtained.

Cash and Cash Equivalents and Restricted cash

Cash and cash equivalents include interest-bearing bank deposits, money market funds and other highly liquid investments with maturities of 90 days or less at the date of purchase.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The Company had restricted cash of $5.4 million as of January 31, 2021, which consisted of a collateral money market account for the Company’s headquarters and other domestic office operating leases of $4.3 million, performance guarantees required for the Company’s foreign sales activities of $0.9 million, and $0.2 million in deposits related to the Company’s foreign operations.

A reconciliation of the Company’s cash and cash equivalents in the Consolidated Balance Sheets to total cash, cash equivalents and restricted cash in the Consolidated Statements of cash flows as of January 31, 2021 and 2020 is as follows:

(in thousands)	January 31,
	2021	2020
Cash and cash equivalents	$71,183	$21,678
Restricted cash, current	375	1,576
Restricted cash, non-current	4,982	4,485

Total cash, cash equivalents and restricted cash	$76,540	$27,739

Restricted cash of $0.4 million and $1.6 million is included in prepaid expenses and other current assets as of January 31, 2021 and 2020, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable include amounts billed and billable to customers for services or products provided as of the end of the applicable period and do not bear interest. Accounts receivable are stated net of an estimated allowance for doubtful accounts. The Company reviews accounts receivable regularly and makes estimates for the allowance for doubtful accounts when it is probable that an amount is uncollectible. If it is deemed certain that an amount is uncollectible, the amount is written-off. In evaluating the Company’s ability to collect outstanding receivables, the Company considers many factors, including the age of the balance, the customer’s payment history, creditworthiness, and current economic trends, including considerations for the impact of COVID-19. The change in the Company’s allowance for doubtful accounts is as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Balance, beginning of year	$843	$5,300
Charges	823	649
Write-offs	(619)	(4,702)
Other	168	(404)

Balance, end of year	$1,215	$843

Fair Value Measurement

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an “exit price”), in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy of inputs is as follows:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

Level 1: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.

The Company’s assets and liabilities measured at fair value on a recurring basis consist of cash and cash equivalents, restricted cash, accrued liabilities, preferred stock warrant liabilities and convertible notes. The fair value of cash, cash equivalents and accrued liabilities approximate the stated carrying value, due to the short time to maturity. The carrying amount of the Company’s outstanding debt approximates fair value as the debt bears a floating rate that approximates the market interest rate. The Company’s convertible notes and preferred stock warrant liability, where the values are based on valuation techniques that require inputs that are both unobservable and are significant to the overall fair value measurement, are classified as Level 3 under the fair value hierarchy. The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (Note 4). The Company measures certain non-financial assets including property and equipment, and other intangible assets at fair value on a non-recurring basis in periods after initial measurement in circumstances when the fair value of such assets are impaired below their recorded cost. As of January 31, 2021 and 2020 there were no material non-financial assets recorded at fair value.

Fair Value Option

The Company has elected the fair value option to account for its convertible notes. The Company records the convertible notes at fair value with changes in fair value recorded on the Consolidated Statement of Operations and Comprehensive Loss (Note 4). The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the convertible notes at fair value versus bifurcation of the embedded derivatives. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company’s cash and cash equivalents are deposited in checking and money market accounts with financial institutions in the U.S. and checking accounts with financial institutions in Canada, Germany, and Singapore that management believes are of high credit quality. The Company generally does not require collateral to support the obligations of the counterparties and deposits at banks may, at times, be in excess of federal or national insured limits or deposit-guarantee limits in each of the respective countries. The Company has not experienced material losses on its deposits of cash and cash equivalents. The maximum amount of loss at January 31, 2021 that the Company would incur if parties to cash and money market funds failed completely to perform according to the terms of the contracts is $70.5 million.

Accounts receivables are typically unsecured and are derived from revenue earned from customers across various countries. For the year ended January 31, 2021, three customers accounted for 12%, 10% and 10%, of revenue. For the year ended January 31, 2020, one customer accounted for 13% of revenue. As of January 31, 2021, three customers accounted for 32%, 18%, and 12% of accounts receivable, respectively. As of January 31, 2020, one customer accounted for 50% of accounts receivable.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The Company’s products require continued approval from the Federal Communications Commission (“FCC”) and other international regulatory agencies for the Company to continue its operations. There can be no assurance that the Company’s products will continue to receive the necessary approvals or that its operations will be supported by the U.S. government or other governments. If the Company was denied such approvals, if such approvals were delayed, or if the U.S. government’s or other governments’ policies change, these events may have a material adverse impact on the Company’s financial position and results of operations.

The Company contracts with certain third-party service providers to launch satellites. Service providers who provide these services are limited. The inability of launch service providers to contract with the Company could materially impact future operating results.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repair and maintenance costs are expensed as incurred. Significant improvements that extend the useful life or add functionality to property and equipment are capitalized. Depreciation is computed once an asset is placed in service using the straight-line method over the estimated useful life of the asset, which is as follows:

Estimated useful life
(in years)
Computer equipment and purchased software	3
Office furniture, equipment and fixtures	5
Satellites	2.5 to 9
Ground stations and ground station equipment	3 to 10
Leasehold improvements	lesser of useful life or term of lease

Costs directly associated with design, construction, launch, and commissioning of satellites and systems are capitalized when the design and operation of the satellites and systems is at a sufficiently advanced stage such that the Company believes that recovery of the costs through future cash inflows is probable. The Company capitalizes material, labor and launch costs (including integration and launch insurance costs) that are incurred and necessary for the satellites to be placed into service. The Company depreciates the cost of a satellite over its estimated useful life, using the straight-line method of depreciation, once it is placed into service, which is when the Company determines that the satellites are providing imagery that meets the required quality specifications for sale to its customers.

The estimated useful life over which the Company depreciates a satellite is determined once the satellite has been placed into service. The initial determination of the satellite’s useful life involves the consideration of multiple factors, including design life, random part failure probabilities, expected component degradation and cycle life, fuel consumption (where applicable), and experience with satellite parts, vendors and similar assets.

At least annually, or more frequently, should facts and circumstances indicate a need, the Company performs an assessment of the remaining useful lives of its property and equipment including its satellites. The assessment for satellites evaluates satellite usage data, remaining fuel (where applicable), operational stresses and other factors that may impact the satellite’s expected useful life.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

For the years ended January 31, 2021 and 2020, the Company recognized an additional $0.7 million and $2.5 million, respectively, in depreciation expense as a result of retirement of certain satellites.

Capitalized Internal-Use Software Development Costs

Costs directly attributable to the development of internal-use software are capitalized when the preliminary design of the software is completed, management has committed funding to proceed with the development and confirmed adequate probability that the project will be completed and the software will function as intended. Capitalization is discontinued when the project is substantially completed and ready for its intended use. The Company capitalizes labor costs that are incurred and necessary for the software to be placed into service and any interest costs apportioned to the project, if material. The Company amortizes capitalized internal-use software development costs, once it is placed into service, over its estimated useful life using the straight-line method, which is generally one to three years based on management’s determination of the duration of time during which the related software will be in use and contributing to the Company’s cash flows.

Impairment of Long-Lived Assets

The carrying amount of long-lived assets and finite-lived intangible assets to be held and used in the business are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit or material adverse changes in the business climate that indicate that the carrying amount of an asset may be impaired. When impairment indicators are present, the recoverability of the asset is measured by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, or an asset group. If the carrying amount of the asset or asset group is not recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of each long-lived asset or asset group exceeds the fair value of the asset or asset group. No events or changes in circumstances indicated the carrying amounts of the Company’s long-lived assets may not be recoverable during the years ended January 31, 2021 and 2020.

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method, which requires it to determine the fair value of net assets acquired, including intangible assets and related goodwill. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired and allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. There are different valuation models for each component, the selection of which requires considerable judgment. These determinations will affect the amount of amortization expense recognized in future periods. The Company bases its fair value estimates on assumptions it believes are reasonable but recognizes that the assumptions are inherently uncertain. Acquisition-related costs are accounted for as expenses in the period in which they are incurred. The operating results of the acquired business are reflected in the Company’s consolidated financial statements as of the acquisition date.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not subject to amortization and is tested for impairment at least annually, during the fourth quarter of each fiscal year or more frequently if events or circumstances indicate that the asset might be impaired. In assessing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded goodwill amounts have been impaired, the Company would perform a quantitative impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when goodwill is assessed for impairment. No goodwill impairment was recorded during the years ended January 31, 2021 and 2020.

Intangible Assets

Intangible assets with finite useful lives are carried at cost, net of accumulated amortization and impairment, where applicable. Amortization is recorded over the estimated useful lives of the assets on a straight-line basis as follows:

Estimated useful life
(in years)
Developed technology	5
Imagery library	3
Customer relationships	5
Trade names and other	5 to 7

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, the Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

The Company derives its revenue principally from licensing rights to use imagery that is delivered digitally through its online platform in addition to providing related services. Imagery licensing agreements vary by contract, however, generally they have annual or multi-year contractual terms. The licenses are generally purchased on a subscription basis, whereby a customer pays for access to the Company’s imagery that may be downloaded over a specific period of time, or, on a transactional basis, whereby the customer pays for individual content licenses at the time of download. The Company’s imagery licensing agreements and service agreements are generally non-cancelable and do not contain refund-type provisions.

At contract inception, the Company assesses the product offerings in its contracts to identify performance obligations that are distinct. A performance obligation is distinct when it is separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify the performance obligations, the Company considers all of the product offerings promised in the contract.

Imagery licensing arrangements generally provide customers with the right to access imagery through the Company’s platform, download content on a limited or unlimited basis over the contractual period depending on the terms of the applicable contract, or provide both the right to access imagery and download content. The access to imagery through the Company’s online platform and the ability to download such imagery represent two separate performance obligations.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

As such, a portion of the total contract consideration related to access to continuously updated imagery content is recognized ratably over the term of the contract when updated imagery is transferred to the licensee in line with when the content is made available to the customer.

The portion of the contractual consideration related to the download of existing or archive imagery content is recognized as revenue at the commencement of the contract when control of the imagery is transferred. The portion of the contractual consideration related to the download of monitoring imagery content is recognized over the term of the contract utilizing a usage-based model during the contract period.

When the Company’s contracts with customers contain more than a single performance obligation, management allocates the total contract consideration to each performance obligation on a relative SSP basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP by considering its overall pricing practices and market conditions, including the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, price lists, historical sales, contract prices and customer relationships.

The Company also provides other services to customers, including professional services such as training, analytical services, research and development services to third parties, and other value-added activities related to imagery products. These revenues are recognized as the services are rendered, on a proportional performance basis for fixed price contracts or ratably over the contract term for subscription professional services contracts. Training revenues are recognized as the services are performed.

The Company recognizes revenue on a gross basis. The Company is the principal in the transaction as it is the party responsible for the performance obligation and it controls the product or service before transferring it to the customer.

The transaction price is the total amount of consideration that the Company expects to be entitled to in exchange for the product offerings in a contract. The prices of imagery licensing and other services are generally fixed at contract inception and therefore, the Company’s contracts do not contain a significant amount of variable consideration. From time to time, the Company may enter into contracts with its customers that provide a form of variable consideration, including a revenue share arrangement. For these arrangements, the Company estimates the variable consideration at the contract inception based on the most likely amount in a range of possible outcomes. The estimate of variable consideration is reassessed on a quarterly basis.

The Company typically bills in advance either quarterly or annually for contacts with terms of one year or longer. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the underlying performance obligations have been satisfied. Advance payments from customers have been categorized as current or non-current deferred revenue based on the expected performance date. The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The financing component of multi-year contracts were not significant.

Cost of Revenue

Cost of revenue consists of employee-related costs of performing account and data provisioning, customer support, satellite and engineering operations, as well as the costs of operating and retrieving information from the satellites, processing and storing the data retrieved, third party imagery expenses, depreciation of satellites and ground stations, and the amortization of

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

capitalized internal-use software related to creating imagery provided to customers. Cost of revenue from professional services consists primarily of employee-related costs associated with providing these services, including costs paid to subcontractors and certain third-party fees. Employee-related costs include salaries, benefits, bonuses and stock-based compensation.

Research and Development Expenditures

Research and development expenditures primarily include personnel- related expenses for employees and consultants, hardware costs, supplies costs, contractor fees and administrative expenses. Employee-related costs include salaries, benefits, bonuses and stock-based compensation. Expenses classified as research and development are expensed as incurred and attributable to advancing technology research, platform and infrastructure development and the research and development of new product iteration.

The Company continues to iterate its satellites and operations for optimal efficiency and function. Satellite costs associated with the design, manufacture, launch, and commissioning of experimental satellites or other space related research and development activities are expensed as incurred.

Sales and Marketing

Sales and marketing expenditures primarily include costs incurred to market and distribute the Company’s products. Such costs include advertising and conferences, sales commissions, salaries, benefits and stock based compensation for the Company’s sales and marketing personnel and sales office expenses. Sales and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expenses include personnel-related expenses and facilities-related costs primarily for its executive, finance, accounting, legal and human resources functions. General and administrative expenses also include fees for professional services principally comprised of legal, audit, tax, and insurance, as well as executive management expenses. General and administrative costs are expensed as incurred.

Leases

Leases are reviewed and classified as capital or operating at their inception. For operating leases, the Company records rent expense on a straight-line basis over the noncancelable lease term and records the difference between the rent paid and the recognition of rent expense as a deferred rent asset or liability. Rent escalation, rent abatement, or other concessions, such as rent holidays, and landlord or tenant incentives or allowances, are recorded as deferred rent and amortized over the remaining lease term.

Income Taxes

The Company is subject to income taxes in the U.S. and various foreign jurisdictions and uses estimates in determining its provisions for income taxes.

The Company accounts for income taxes under the asset and liability method. Deferred assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The Company recognizes and measures uncertain tax positions in accordance with ASC 740, Income Taxes, which prescribes a recognition threshold and measurement process for recording uncertain tax positions taken, or expected to be taken in a tax return, in the consolidated financial statements. The Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.

The global intangible low-taxed income (GILTI) provisions of the Tax Cut and Jobs Act impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporation. The Company elects to treat any potential GILTI inclusions as a period cost.

Common Stock Valuations

The Company has historically granted stock options at an exercise price equal to the fair value as determined by the Board of Directors on the date of grant. Given the absence of a public market for the Company’s common stock, the Board of Directors of the Company estimated the fair value of its common stock at the time of each grant of an equity-based award. The Board of Directors of the Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of the Company’s common stock at each grant date, including the following factors:

•	relevant precedent transactions including the Company’s capital transactions;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s convertible preferred stock relative to the common stock;

•	the Company’s actual operating and financial performance;

•	the Company’s current business conditions and projections;

•	the Company’s stage of development;

•	the likelihood and timing of achieving a liquidity event for the common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

If different assumptions had been made, equity-based compensation expense, net income, and net income per common share could have been significantly different.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of U.S. GAAP, which require compensation cost for the grant-date fair value of stock-based awards to be recognized over the requisite service period. The Company determines the fair value of stock-based awards granted or modified, using appropriate valuation techniques. The Company recognizes forfeitures as they occur.

The Company grants certain awards, primarily options, that vest based upon a service condition. The Company uses the Black-Scholes option pricing model to determine the fair value of the stock options granted. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company records stock-based compensation expense for stock options on a straight-line basis over the requisite service period, which is generally four years.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The fair value of the Restricted Stock Units (“RSUs”) is the fair value of the underlying stock at the measurement date. For awards that are subject to both time-based service and performance conditions (including liquidity events), no expense is recognized until it is probable that the vesting criteria would be met. Stock-based compensation expense for awards with performance and other vesting criteria is recognized as expense under an accelerated graded vesting model.

Preferred Stock Warrants

The Company has preferred stock warrants which are exercisable for Series B and Series D convertible preferred stock. The Company’s convertible preferred stock is classified as permanent equity, as redemption is solely within control of the Company. The Company evaluated the Series B and Series D Preferred Stock warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded the Series B and Series D preferred stock warrants do not meet the criteria to be classified in stockholders’ equity. Specifically, the settlement provisions of the Series B and certain Series D preferred stock warrants meet the criteria for liability classification as the number of shares to be issued was not fixed at the time of issuance. Certain other Series D preferred stock warrants meet the criteria for liability classification as certain terms of the warrants preclude them from being indexed to the Company’s stock. As such, the Series B preferred stock warrants and Series D preferred stock warrants are recognized as liabilities and recorded at fair value. The change in fair value of the Series B and Series D preferred stock warrants is recognized at each reporting date in the Consolidated Statement of Operations and Comprehensive Loss. See Note 4 for a discussion of the fair value methodology and assumptions and Note 8 for details of the terms of the Series B and Series D preferred stock warrants.

Foreign Currency Transactions and Translation

The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s subsidiaries has been determined to be either the U.S. dollar, Euro or Canadian dollar as the case may be. Revenue and expenses of the Company’s foreign subsidiaries, with a functional currency of either Euro or Canadian dollar, are translated into U.S. dollars using the monthly average exchange rates prevailing during the period. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Translation adjustments are recorded as a component of accumulated other comprehensive loss within stockholders’ equity.

Transactions denominated in currencies other than the functional currency are recorded based on the exchange rates at the time of the transaction. Monetary assets and liabilities are subject to remeasurement at the exchange rate in effect at the balance sheet date, with subsequent changes in exchange rates resulting in transaction gains or losses, which are included within Other income (expense), net in the Consolidated Statement of Operations and Comprehensive Loss. Foreign currency gain (loss) was $0.3 million and ($0.3) million for the years ended January 31, 2021 and 2020, respectively.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

See Note 3, Revenue, for revenue by geographic region. See Note 6, Balance Sheet Components, for long-lived assets by geographic region.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.

Basic net loss per share attributable to common stockholders is the same for Class A and Class B shares of common stock because they are entitled to the same liquidation and dividend rights. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and weighted-average number of Class A common stock warrants outstanding during the period. Class A common stock warrants are not contingently exercisable and the common stock of the Company will be issued for little or no consideration, as such the shares underlying the Class A Common Stock Warrants are considered outstanding in the denominator in the calculation of basic net loss per share attributable to common stockholders from the issuance date of the Class A Common Stock Warrants.

Diluted loss per share attributable to common stockholders adjusts basic loss per share for the potentially dilutive impact of convertible preferred stock, convertible notes, stock options, restricted stock units and warrants. For the years ended January 31, 2021 and 2020, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Emerging Growth Company

The Jumpstart Our Business Startups Act of 2012 (‘‘JOBS Act’’) allows an emerging growth company (‘‘EGC’’) to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act allows emerging growth companies to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company is an EGC and has elected to use the extended transition period under the JOBS Act until the earlier of the date that it is (i) no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below, within the Recently Issued Accounting Pronouncements section, reflect this election.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13—Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. Under the new guidance, the amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted this guidance as of February 1, 2020.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU 2018-15), which clarifies the accounting for implementation costs in cloud computing arrangements. The Company adopted this guidance as of February 1, 2021, with no material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU 2014-09 (codified in ASC 606). The Company adopted this guidance as of February 1, 2021, with no material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases, which was codified with its subsequent amendments as ASC 842. ASC 842 requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. The amendments in this update also require certain quantitative and qualitative disclosures about leasing arrangements. The standard allows for two methods of adoption to recognize and measure leases: retrospectively to each prior period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the beginning of the earliest comparative period presented or retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. The adoption methods both include a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous U.S. GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous U.S. GAAP. The updated guidance is expected to be effective for the Company for the year ending January 31, 2023, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures. The Company expects that the adoption will result in the recognition of right-of-use assets and lease liabilities that were not previously recognized, which will increase total assets and liabilities on the Company’s balance sheet.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was codified with its subsequent amendments as ASC 326. ASC 326 seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables, and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The updated guidance is expected to be effective for the Company on February 1, 2022 and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, a new accounting standard update to simplify the measurement of goodwill by eliminating the Step 2 impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The standard is expected to be effective for the Company on February 1, 2023, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard simplifies the accounting for convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature, as well as convertible instruments with a beneficial conversion feature. As a result, entities will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce non-cash interest expense for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. Additionally, ASU 2020-06 requires the application of the if- converted method for calculating diluted earnings per share, and precludes the use of the treasury stock method for certain debt instruments. The standard is expected to be effective for the Company on February 1, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The standard is expected to be effective for the Company on February 1, 2022, and early adoption is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

3.	Revenue

Deferred Revenue

Deferred revenue activity consisted of the following:

	Year Ended January 31,
(in thousands)	2021	2020
Deferred revenue- beginning of period	$56,716	$78,344
Additions	118,131	62,931
Revenue recognized	(102,155)	(84,559)

Deferred revenue- end of period	$72,692	$56,716

During the years ended January 31, 2021 and 2020, the Company recognized revenue of $34.7 million and $35.1 million, respectively, that had been included in deferred revenue as of January 31, 2020 and February 1, 2019, respectively.

Remaining Performance Obligations

The Company often enters into multi-year imagery licensing arrangements with its customers, whereby the Company generally invoices the amount for the first year of the contract at signing followed by subsequent annual invoices at the anniversary of each year. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. The Company’s remaining performance obligations were $145.4 million as of January 31, 2021, which consists of both deferred revenue of $72.7 million and non-cancelable contracted revenue that will be invoiced in future periods of $72.7 million. The Company expects to recognize approximately 59% of the remaining performance obligation over the next 12 months, approximately 82% of the remaining obligation over the next 24 months, and the remainder thereafter.

Disaggregation of Revenue

The following table disaggregates revenue by major geographic region:

	Year Ended January 31,
(in thousands)	2021	2020
United States	$61,471	$54,857
Canada	15,910	16,678
Rest of world	35,787	24,201

Total revenue	$113,168	$95,736

No single country other than the U.S. and Canada accounted for more than 10% of revenue for the years ended January 31, 2021 and 2020.

Costs to Obtain and Fulfill a Contract

Commissions paid to the Company’s direct sales force are considered incremental costs of obtaining a contract with a customer. Accordingly, commissions are capitalized when incurred and amortized to sales and marketing expense over the period of benefit from the underlying contracts.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The period of benefit from the underlying contract is consistent with the timing of transfer to the performance obligations to which the capitalized costs relate, and is generally consistent with the contract term.

During the years ended January 31, 2021 and 2020, the Company deferred $3.0 million and $0.3 million of commission expenditures to be amortized in future periods. The Company’s amortization of commission expenditures was $1.9 million and $1.3 million for the years ended January 31, 2021 and 2020, respectively. As of January 31, 2021 and 2020, deferred commissions consisted of the following:

	January 31,
(in thousands)	2021	2020
Deferred commission, current	$1,030	$1,534
Deferred commission, non-current	1,697	102

Total deferred commission	$2,727	$1,636

The current portion of deferred commissions are included in prepaid expenses and other current assets on the consolidated balance sheets. The non-current portion of deferred commissions are included in other non-current assets on the consolidated balance sheets.

4.	Fair Value of Financial Assets and Liabilities

Assets and liabilities recognized or disclosed at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their respective fair values.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis for recognition or disclosure purposes as of January 31, 2021 and 2020 by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

	January 31, 2021
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$50,449	$—	$—
Restricted cash: money market funds	5,165	—	—

Total assets	$55,614	$—	$—

Liabilities
Convertible notes	$—	$—	$101,212
Preferred stock warrant liability	—	—	11,359

Total liabilities	$—	$—	$112,571

	January 31, 2020
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents: money market funds	$13,991	$—	$—
Restricted cash: money market funds	5,886	—	—

Total assets	$19,877	$—	$—

Liabilities
Convertible notes	$—	$—	$10,804
Preferred stock warrant liability	—	—	3,849

Total liabilities	$—	$—	$14,653

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach. There were no realized or unrealized gains or losses on money market funds as of January 31, 2021 and 2020.

The Company measures its convertible notes and preferred stock warrants at fair value based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible notes and preferred stock warrants related to updated assumptions and estimates are recognized within the Consolidated Statements of Operations and Comprehensive Loss.

The fair value of the convertible notes and preferred stock warrants may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

Level 3 Disclosures

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

	Fair Value as of January 31, 2021	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$101,212	Probability-weighted	Estimated time to liquidation	0.2-.5 years
			Volatility	35.0%
			Discount Yield	16.0%
			Risk-free interest rate	0.1%
Preferred Stock Warrant Liability	11,359	Option Pricing Method	Term	0.5-1.75 years
			Volatility	60%
			Discount for lack of marketability	10%- 17%
	Fair Value as of January 31, 2020	Valuation Technique	Unobservable Input Description	Input
	(in thousands)
Convertible Notes	$10,804	Probability-weighted	Estimated time to liquidation	2.0 years
			Discount Yield	27.6%
			Risk-free interest rate	1.6%
Preferred Stock Warrant Liability	3,849	Option Pricing Method	Term	2.0 years
			Volatility	60.0%
			Discount for lack of marketability	25.0%
			Risk-free interest rate	1.6%

The fair value of the convertible notes as of January 31, 2021 and 2020 was estimated using a probability- weighted hybrid method combining (i) an option pricing model, and (ii) a discounted cash flow analysis. The significant unobservable inputs used in the fair value measurement of the Company’s convertible note are the estimated time to liquidation, volatility, discount yield and risk-free interest rates. Significant changes in the estimated time to liquidation, volatility and discount yield would result in significantly lower or higher fair value measurement, respectively.

The fair value of the preferred stock warrant liability as of January 31, 2021 and 2020 was estimated using an option pricing model. The significant unobservable inputs used in the fair value measurement of the Company’s preferred stock warrant liabilities are volatility, term and discount for lack of marketability. Significant changes in the volatility would result in significantly lower or higher fair value measurement, respectively.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The following table presents changes in Level 3 liabilities measured at fair value for the years ended January 31, 2021 and 2020:

(in thousands)	Convertible Notes	Preferred Stock Warrant Liability
Fair value, February 1, 2019	$—	$3,897
Issuance	10,963	—
Change in fair value	(159)	(48)

Fair value at end of year, January 31, 2020	10,804	3,849
Issuance	68,529	2,596
Extinguishment	(3,260)	—
Change in fair value	25,139	4,914

Fair value at end of year, January 31, 2021	$101,212	$11,359

For the years ended January 31, 2021 and 2020, the changes in fair value of the convertible notes resulted from an adjustment to the remaining period to the expected outcome and changes to the overall enterprise valuation. For the years ended January 31, 2021 and 2020, the changes in the fair value of the preferred stock warrant liability resulted from a change to the estimated fair value of preferred stock and overall enterprise valuation.

5.	Business Combination

On March 11, 2019, the Company acquired all outstanding stock of Boundless, a geospatial software solution company and changed the Boundless name to Planet Labs Federal Inc. (“Planet Federal”) as of the acquisition date. The purpose of the acquisition was to allow the Company to accelerate the adoption by government and enterprise customers of commercial geospatial information services. Pursuant to the terms of the purchase agreement for the transaction, the Company acquired all of the outstanding capital stock of Boundless for total purchase consideration of $17.2 million, consisting of $2.5 million in cash, net of cash received and $14.8 million in Series D convertible preferred stock valued at $14.38 per share.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)	March 11, 2019
Net Assets Acquired
Goodwill	$13,296
Identifiable intangible assets acquired
Customer relationships	2,680
Developed technology	1,270
Trade name and other	1,480
Other assets, net	36
Property and equipment	70
Net working capital acquired, net of cash acquired	(1,603)

Total purchase consideration	$17,229

Identifiable intangible assets were measured at fair value, primarily using the royalty method under the income approach, which requires the Company to estimate a reasonable royalty rate, identify relevant projected revenue and expenses and select an appropriate discount rate.

The goodwill primarily represents the value expected from the synergies created through the operational enhancement benefits and competitive advantage resulting from the integration of Boundless into the Planet Labs group. Goodwill is not deductible for tax purposes.

The Company incurred acquisition-related costs associated with this transaction of approximately $1.1 million, $0.2 million of which are included in general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Loss for the year ended January 31, 2020.

Pro forma information has not been presented as the impact of Boundless’ operating results to the Company for periods prior to its acquisition would not have been material.

The Company’s Consolidated Statement of Operations and Comprehensive Loss for the years ended January 31, 2021 and 2020, includes revenue of $1.4 million and $4.3 million, respectively, and net income from operations of $0.4 million and $0.3 million, respectively, associated with Boundless.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

6.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following:

	January 31,
(in thousands)	2021	2020
Satellites*	$302,577	$314,097
Leasehold improvements	15,630	15,537
Ground stations and ground station equipment	12,560	12,196
Office furniture, equipment and fixtures	4,995	4,909
Computer equipment and purchased software	7,837	7,588

Total property and equipment, gross	343,599	354,327
Less: Accumulated depreciation	(183,744)	(167,732)

Total property and equipment, net	$159,855	$186,595

*	Satellites include $13.3 million and $48.8 million of satellites in process and not in service as of January 31, 2021 and 2020, respectively.

Interest expense associated with manufactured satellites was not material for the years ended January 31, 2021 and 2020.

The Company’s long-lived assets by geographic region are as follows:

(in thousands)	January 31,
	2021	2020
United States	$156,537	$184,973
Rest of the world	3,318	1,622

Total property and equipment, net	$159,855	$186,595

The Company concluded that satellites in service continue to be owned by the U.S. entity and accordingly are classified as U.S. assets in the table above. No single country other than the U.S. accounted for more than 10% of total property and equipment, net, as of January 31, 2021 and 2020.

Total depreciation expense for the year ended January 31, 2021 and 2020 was $52.7 million and $69.1 million, respectively, of which $44.2 million and $58.6 million, respectively, was depreciation expense specific to satellites.

Capitalized Internal-Use Software Development Costs

Capitalized internal-use software costs, net of accumulated amortization consists of the following:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

(in thousands)	January 31,
	2021	2020
Capitalized internal-use software	$32,425	$28,045
Less: Accumulated amortization	(20,431)	(13,553)

	$11,994	$14,492

Interest expense associated with capitalized internal-use software costs was not material for the years ended January 31, 2021 and 2020.

Amortization expense for capitalized internal-use software for the years ended January 31, 2021 and 2020 was $7.1 million and $5.3 million, respectively.

Estimated future amortization expense of capitalized internal-use software at January 31, 2021, is as follows:

(in thousands)
2022	$5,193
2023	2,361
2024	2,102
2025	1,629
2026	709

$11,994

Goodwill and Intangible Assets

Goodwill and Intangible assets consist of the following:

	January 31, 2021				January 31, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Carrying Amount
Developed technology	$8,070	$(6,869)	$(9)	$1,192	$8,070	$(6,283)	$(9)	$1,778
Image library	11,430	(10,203)	104	1,331	10,756	(9,400)	167	1,523
Customer relationships	3,280	(1,615)	9	1,674	3,280	(1,003)	8	2,285
Trade names and other	3,755	(2,318)	39	1,476	3,695	(1,820)	39	1,914

Total intangible assets	$26,535	$(21,005)	$143	$5,673	$25,801	$(18,506)	$205	$7,500

Goodwill	$86,587	$—	$1,806	$88,393	$86,587	$—	$1,806	$88,393

No impairment charges were recognized related to intangible assets (including goodwill) in the years ended January 31, 2021 and 2020.

Amortization expense for the years ended January 31, 2021 and 2020 was $2.4 million and $3.2 million, respectively.

Estimated future amortization expense of intangible assets at January 31, 2021, is as follows:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

(in thousands)
2022	$1,848
2023	1,579
2024	1,509
2025	367
2026	90
Thereafter	280

$5,673

The change in the carrying amount of goodwill during the years ended January 31, 2021 and 2020 is as follows:

(in thousands)	January 31,
	2021	2020
Beginning of period	$88,393	$75,097
Acquisition	—	13,296

End of period	$88,393	$88,393

Prepaid Expenses and Other Assets

Prepaid expenses and other current assets consist of the following:

(in thousands)	January 31,
	2021	2020
Prepaid tax and withholding tax receivables	$1,761	$2,641
Prepaid satellite launch services	—	1,818
Deferred commissions	1,030	1,534
Deposits	667	757
Restricted cash	375	1,576
Other prepayments and receivables	3,301	2,592

Total prepaid expenses and other current assets	$7,134	$10,918

Other non-current assets consist of the following:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

(in thousands)	January 31,
	2021	2020
Deferred commissions	$1,697	$102
Prepaid satellite launch services	772	722
Other non-current assets	515	379

Total other non-current assets	$2,984	$1,203

Accrued and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following:

(in thousands)	January 31,
	2021	2020
Deferred R&D service liability (1)	$8,208	$—
Payroll and related expenses	3,229	2,248
Customer payable (2)	10,000	7,254
Deferred hosting costs	2,301	—
Deferred rent	2,215	2,183
Accrued interest payable	616	474
Withholding taxes and other taxes payable	841	1,664
Other accruals	2,785	4,933

Total accrued and other current liabilities	$30,195	$18,756

(1)

In December 2020, the Company entered into a development services agreement, whereby the Company agreed to provide the technical knowledge and services to design and develop certain prototype satellites and deliver and test early data collected (the “R&D Services Agreement”). The R&D Services Agreement is unrelated to the Company’s ordinary business activities and provides for a fee of $40.2 million, to be paid to the Company as specified milestones are achieved over a three-year period. The Company has discretion in managing the activities under the R&D Services Agreement and retains all developed intellectual property. The Company has no obligation to repay any of the funds received regardless of the outcome of the development work; therefore, the arrangement is accounted for as funded research and development pursuant to ASC 730-20, Research and Development. As ASC 730-20 does not indicate the accounting model for research and development services, the Company determined the total transaction price is taken over the agreement term as a reduction of research and development expenses based on a cost incurred method. During the year ended January 31, 2021, the Company received $8.3 million under the R&D Services Agreement, of which $8.2 million is included in accrued and other current liabilities as of January 31, 2021 as the Company has not yet incurred such costs.

(2)

Customer payable reflects consideration due to a customer for a revenue share arrangement. The customer payable was estimated at the inception of the contract and accounted for as a reduction in the customer’s transaction price.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

7.	Commitments and Contingencies

Leases

The Company leases office space under various noncancelable operating leases with varying lease expiration dates through 2024. Certain leases contain renewal options for the Company to extend the lease term and escalation clauses.

Rent expense for the years ended January 31, 2021 and 2020, net of sublease income of $1.3 million in each year, was $3.0 million and $3.8 million, respectively. Rent expense is recognized on a straight-line basis over the non-cancelable lease term.

Future minimum lease payments under noncancelable office leases as of January 31, 2021 are as follows:

(in thousands)
2022	$4,867
2023	4,778
2024	1,598
2025	—
2026	—
Thereafter	—

Total minimum lease payments	$11,243

Launch and Ground Station Services

The Company has purchase commitments for future satellite launch services and ground station services, including leases, to be performed by third- parties subsequent to January 31, 2021. Future purchase commitments under noncancelable launch service and ground station service contracts as of January 31, 2021 are as follows:

(in thousands)	Launch	Ground Station
2022	$1,025	$1,994
2023	—	1,773
2024	—	579
2025	—	416
2026	—	226
Thereafter	—	60

Total purchase commitments	$1,025	$5,048

Other

The Company has minimum purchase commitments for hosting services from Google through February 19, 2027. Future minimum purchase commitments under the noncancelable hosting service agreement as of January 31, 2021 is as follows:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

(in thousands)
2022	$4,400
2023	16,300
2024	19,000
2025	20,700
2026	22,500
Thereafter	25,600

Total purchase commitments	$108,500

Contingencies

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims, individually or in the aggregate, that are expected to have a material adverse impact on its consolidated financial statements as of each reporting period. From time to time however, the Company may have certain contingent liabilities that arise in the ordinary course of business activities including events arising from revenue contracts entered into by the Company. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent, or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

To date, we have not incurred any material costs, and have not accrued any liabilities in the consolidated financial statements as a result of these provisions.

8.	Debt, Convertible Notes, and Warrants

Venture Loans

In November 2014, the Company entered into a secured term loan agreement with Venture Lending & Leasing, Inc. (“Venture”), an affiliate of Western Technology Investment, for a $25.0 million loan with an interest rate of 11.0% per annum (the prime rate plus 7.75%, minimum of 11.0%). The Company drew the full amount under the loan agreement, which was fully repaid in March 2019. Loan fees associated with entering into the agreement were not material.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

In connection with the loan, the Company issued warrants to Venture for the purchase of up to 497,010 shares of Series B convertible preferred stock . The terms and conditions of the warrants are dependent upon future rounds of preferred financing for which the exercise price is either the price per share of the Company’s Series B convertible preferred stock issued (Note 10), or the price for preferred stock in subsequent fundraising rounds, at Venture’s option (the price payable is subject to adjustment for certain events such as the subdivision or combination of common stock, if dividends are declared by the Company, or if there is a change of control of the Company). The warrants may be exercised by Venture at any time until March 1, 2025, unless all other preferred stock issued by the Company has been converted into common stock, in which case the warrants automatically convert into common stock at a price not less than $14.3754 per share. Venture is also able to exercise the warrants on a cashless or “net issuance” basis in return for a reduced preferred stock allocation. The proceeds of the debt issuance were allocated first to the warrants based on their fair value with the residual proceeds being allocated to debt. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $0.6 million which is being amortized as interest expense over the term of the loan using the effective interest method.

In May 2017, the Company entered into two additional secured term loan agreements (“2017 loans”) with Venture for loan amounts of $25.0 million each. Each loan bore an interest rate of 11.0% per annum. The Company drew down $25.0 million ($12.5 million from each of the two 2017 loans) in May 2017 which matures in November 2021, with the remaining $25.0 million ($12.5 million from each of the two 2017 loans) which matures in August 2022 drawn down in February 2018. Loan fees associated with entering into the agreement were not material.

Under the terms of the 2017 loan agreements, the Company was required to make majority interest-only payments until May 2019 (with nominal amounts for principal repayments) for the first $25.0 million that was drawn down in May 2017 and majority interest-only payments until February 2020 (with nominal amounts for principal repayments) for the remaining $25.0 million that was drawn in February 2018. Material repayment of the principal amount outstanding for the first $25.0 million drawn was to begin in June 2019, payable in thirty monthly installments; and repayment of the remaining $25.0 million drawn was to begin in March 2020, also payable in thirty monthly installments.

In connection with the 2017 loans, the Company issued warrants to Venture for the purchase of up to 243,470 and 243,470 shares of Series D convertible preferred stock for the loan amounts drawn in 2018 and 2017, respectively. The terms and conditions of the warrants are dependent upon future rounds of preferred equity financing for which the exercise price is either the price per share of the Company’s Series D convertible preferred stock issued (Note 10), or the price for preferred stock in subsequent fundraising rounds, at Venture’s option (the price payable is subject to adjustment for certain events such as the subdivision or combination of common stock, if dividends are declared by the Company, or if there is a change of control of the Company). The warrants may be exercised by Venture at any time until April 1, 2028, unless all other preferred stock issued by the Company has been converted into common stock, in which case the warrants automatically convert into common stock at a price not less than $14.3754 per share. Venture is also able to exercise the warrants on a cashless or “net issuance” basis in return for a reduced preferred stock allocation. The proceeds of debt issuance were allocated first to the warrants based on their fair value with the residual proceeds being allocated to debt. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $0.6 million and $0.6 million for the amounts drawn in 2018 and 2017, respectively (which is being amortized as interest expense over the terms of the 2017 loans using the effective interest method).

Borrowings under the loans from Venture were collateralized by certain assets of the Company, including its internally developed technology. The Venture loan agreements included customary events of default including failure to pay amounts due, breaches of covenants and warranties, certain judgments and judicial actions against the Company, material adverse effect events, cross default and insolvency. If an event of default occurs, Venture could require immediate repayment of all amounts due.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

In June 2019, the Company paid the remaining $49.0 million of outstanding balance of the 2017 loans from Venture in cash. In connection with the repayment, the Company issued subordinated debt to Venture (“Tranche B”, see below) representing a prepayment penalty, with a nominal value and a fair value of the debt upon issuance of $8.6 million and $11.0 million, respectively. As a result, the Company recognized $11.5 million of debt extinguishment loss, representing the unamortized debt discount balance of $0.5 million, as well as the fair value of the subordinated debt of $11.0 million and the amount was included in the Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended January 31, 2020.

Venture Loan Amendment

On June 21, 2019, the Company amended the 2017 loan Agreements with the Venture (“Amendment”). Under the Amendment, the 2017 loans were bifurcated into two tranches: Tranche A, in an amount of $49.0 million, representing the remaining principal amount of the 2017 loans; and Tranche B, in an amount of $8.6 million, representing the 2017 loans prepayment penalty. Tranche A was paid in full upon the execution of the Amendment. Tranche B, consisting of two separate subordinated contract liability instruments of $4.3 million each (“Tranche B”), remained outstanding. The Tranche B loans bear no interest, have no maturity date or prepayment schedule, and are subordinate to SVB & Hercules Loan (defined below) for any enforcement of a security interest or lien. At the option of the lenders, the Tranche B loans can be converted into Series D convertible preferred stock at any time. In addition, the Tranche B loans include conversion features conditioned on future rounds of preferred equity financing, and bridge financing. The Company cannot prepay the Tranche B loans. The Tranche B loans shall become due and payable in full upon an Acceleration Event (as defined in the Tranche B loans), which includes an event of default, a change in control, an initial public offering and liquidity event. The Tranche B loans also include optional prepayment and conversion features contingent upon additional debt issuance by the Company. The Tranche B loans were classified as a current liability and initially measured at a fair value of $10.9 million at the issuance (Note 4) and are subsequently marked to market.

During the year ended January 31, 2021, the Company repaid $2.6 million of the Venture Tranche B and recognized debt extinguishment gain of $0.7 million, which represents a difference between the par amount of the repaid principle of the Venture Tranche B and the respective fair value upon repayment.

SVB & Hercules Loan

On June 21, 2019, the Company entered into a Credit Agreement with SVB and Hercules for a $50 million secured loan with an interest rate of 11.0% per annum (the prime rate plus 5.5%, minimum of 11.0%). The loan matures in June 2022. With the proceeds, the Company paid back $49.0 million of senior secured debt (the 2017 loans above). In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase of 685,320 shares of the Company’s Class A common stock with an exercise price of $0.00002 per share with an expiration date of June 2029. Under the terms of the agreement, the Company is required to make interest-only payments until the maturity date of June 21, 2022. This maturity date is subject to a springing maturity condition, whereby, if 91 days prior to the June 21, 2022 maturity date of the 2020 Convertible Notes, the outstanding 2020 Convertible Notes have not been converted into equity securities, the SVB & Hercules Loan will become due and payable, including interest and fees.

The Company incurred $0.3 million of loan fees associated with its entry into the agreement and accrued $1.5 million of final loan fees payable upon maturity. The proceeds of debt issuance were allocated between debt and the warrants based on their relative fair value. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $4.2 million. The discount amount due to the warrant of $4.2 million along with the total loan fees of $1.8 million is being amortized as interest expense through maturity using the effective interest method.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

On June 5, 2020, the Company obtained an additional $15 million secured loan from SVB and Hercules. The loan bears an interest rate of 11.0% per annum and matures on June 21, 2022, or 91 days prior to the maturity date of the 2020 Convertible Notes, described below, if the outstanding 2020 Convertible Notes have not been converted into equity securities. With the proceeds, the Company paid back $2.6 million, or 30% of the face value of Venture Tranche B. In connection with the loan, the Company issued warrants to the lenders and their affiliates for the purchase 250,780 shares of Class A common stock of the Company with an expiration date of June 2030.

The proceeds of debt issuance were allocated between debt and the warrants based on their relative fair value. The difference between debt proceeds and the amount of those proceeds allocated to debt gave rise to a debt discount of $1.6 million. The discount amount due to the warrant of $1.6 million along with the total loan fees of $0.6 million is being amortized as interest expense through maturity using the effective interest method.

2020 Convertible Notes

During the year ended January 31, 2021, the Company entered into Stock Purchase Warrant Agreement and Convertible Promissory Note Agreements with certain investors, (the “2020 Convertible Notes”). The 2020 Convertible Notes bear interest at a rate of 6.0% per annum, that compounds quarterly and matures on June 22, 2022. The principal amount of 2020 Convertible Notes issued is $71.1 million in aggregate. The Company issued warrants for the purchase of Series D convertible preferred stock, equal to 20% of the original principal amount of the notes, with an exercise price of $14.37544. The warrants expire on the tenth anniversary of the date of issuance. The number of shares of Series D convertible preferred stock issuable under the warrants is 989,528 in aggregate.

The 2020 Convertible Notes contain automatic conversion features in the event of the closing of the Company’s next sale of preferred stock occurring on or prior to the 2020 Convertible Notes’ maturity date resulting in gross proceeds in excess of at least $75.0 million, (the “Next Equity Financing”). Upon closing of a Next Equity Financing, all outstanding principal and accrued interest under the 2020 Convertible Notes will automatically convert at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Next Equity Financing and (ii) $2.5 billion divided by the Company’s capitalization (the “Capped Price”), immediately prior to the closing of the Next Equity Financing.

The 2020 Convertible Notes also contain an optional conversion feature upon an equity financing by the Company which does not constitute a Next Equity Financing (a “Non-Qualified Financing Conversion”). In the event of a Non-Qualified Financing Conversion, the 2020 Convertible Notes will be convertible at the option of the holder, into a series of capital stock issued in the Non-Qualified Financing at a conversion price equal to the lesser of (i) 80% of the per share price received from investors in the Non-Qualified Financing and (ii) the Capped Price.

In the event of a Change of Control, as defined in the 2020 Convertible Note agreement, prior to repayment in full and prior to the Next Equity Financing, at the option of the holder, either (i) the Company shall pay 200% of the then outstanding principal accrued interest, or (ii) shall convert into common stock of the Company at a conversion price equal to the Capped Price immediately prior to the closing of the Change of Control.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The Credit Agreement with SVB & Hercules requires the Company to deliver audited financial statements that do not contain an explanatory paragraph regarding “going concern”. The Company executed a letter with SVB & Hercules in which SVB & Hercules have agreed to waive any purported breach of the debt agreement with respect to the Company’s delivery of audited financial statements for the fiscal year ending January 31, 2021. As of January 31, 2021, the Company is in compliance with, or had received appropriate waivers for, the covenants associated with each of the Company’s debt and credit facilities.

A summary of the Company’s debt balance and outstanding convertible notes as of January 31, 2021 is as follows:

	Net Carrying Value		Principal	Contractual
	Current	Long-term	Balance	Interest Rate	Maturity Date
		(in thousands)
Venture Tranche B	$8,244	—	$6,035	—	n/a
2020 Convertible Notes	—	$92,968	$71,125	6%	6/22/2022
SVB & Hercules Loan	—	$62,644	$66,950	11%	6/21/2022

The following table presents the interest expense related to the contractual interest coupon, the amortization of debt issuance costs, the amortization of debt discounts and loss (gain) on extinguishment of debt:

	Year Ended January 31,
(in thousands)	2021	2020
Contractual interest coupon	$6,697	$5,554
Amortization of debt issuance costs	811	402
Amortization of debt discounts	1,939	990
Debt extinguishment (gain) loss	(673)	11,529

Total interest expense and extinguishment (gain) loss	$8,774	$18,475

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

Future minimum loan principal and interest payments on the Company’s debt due per fiscal year are as follows:

(in thousands)
2022	$6,659
2023	140,629
2024	—
2025	—
2026	—
Total loan principal and interest payments	147,288
Add: Venture Tranche B, principal balance	6,035
Add : Change in fair value of liabilities	26,648
Less: Amount representing interest, discount accretion and warrant issued	(16,115)

Net carrying value of debt	$163,856

A summary of warrants issued in connection with the above transactions and outstanding as of January 31, 2021 is as follows:

	Number of Warrants Outstanding	Number of Warrants Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Term (in Years)
Warrants to purchase Class A Common Stock	936,100	936,100	$0.004	8.65
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010	$5.030	4.08
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	1,476,468	$14.375	8.52

9.	Common Stock

Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the convertible preferred stockholders. As of January 31, 2021, no dividends have been declared. The holders of the Class A Common Stock and the holders of the Class B Common Stock at all times vote together as one class on all matters. Each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock, and each holder of shares of Class A Common Stock is entitled to 1 vote for each share of Class A Common Stock.

On August 12, 2019, the Company effected a five-for-one stock split of its common stock and convertible preferred stock. All share and related per share information has been retroactively adjusted to reflect the stock split in these consolidated financial statements.

10.	Preferred Stock

The Company has authorized 105,000,000 shares of preferred stock at January 31, 2021 and 2020.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

Convertible preferred stock (“preferred stock”) outstanding at January 31, 2021 and 2020, consists of the following (in thousands, except for shares and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Proceeds Net of Issuance Costs
A	30,000,000	26,072,555	$0.7871	$20,522	$13,218
B	15,000,000	10,314,505	5.0301	51,883	51,792
C	14,436,335	13,756,905	9.1989	126,549	126,232
C prime	5,563,665	4,024,175	11.0387	44,422	44,422
D	40,000,000	31,514,850	14.3754	453,039	178,384

	105,000,000	85,682,990		$696,415	$414,048

The rights, preferences, and privileges of the preferred stock are as follows:

Voting

The holders of preferred stock are entitled to vote on all matters on which common stockholders are entitled to vote. Holders of preferred stock and common stock vote together as a single class, not as separate classes. Each holder of preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.

Dividends

The holders of shares of Series A, B, C, C prime and D preferred stock are entitled to receive dividends at the rates of $0.062970, $0.402405, $0.735914, $0.883096 and $1.150035 per annum for each share of preferred stock, respectively. Such dividends are payable when and if declared by the Board of Directors, and are noncumulative.

The holders of Series D preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series C prime and C preferred stock, Series B preferred stock, Series A preferred stock and on common stock.

The holders of Series C prime and C preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series B preferred stock, Series A preferred stock and common stock. Series B preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on Series A preferred stock and common stock. Series A preferred stock shall be entitled to receive dividends prior to and in preference to any payment of any dividend on common stock.

After payment of dividends to the holders of the Series A and B preferred stock, any additional dividends shall be distributed among the holders of common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all preferred stock into common stock). No dividends have been declared by the Board of Directors from inception through January 31, 2021.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

Conversion

Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable original issue price by the conversion price applicable to such share in effect on the date the certificate is surrendered for conversion. The conversion price per share for the shares of Series A, B, C, C prime and D preferred stock shall initially be $0.7871, $5.0301, $9.1989, $11.0387 and $14.3754 per share. Each such conversion price may be subject to adjustment.

Each share of preferred stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion price applicable for such share immediately prior to the closing of the sale of the Company’s Common Stock to the public in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a price per share to the public of not less than $14.3754 (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations, or similar events with respect to such shares) that results in gross offering proceeds (before deduction of the underwriters’ discounts and expenses) to the Company of not less than $150 million whereby the Common Stock is listed on the New York Stock Exchange, Nasdaq Stock Market, or American Stock Exchange (or any successor exchanges thereto).

Redemption

The shares of preferred stock are not redeemable at the option of the holders.

Specifically, certain holders of preferred stock are entitled to elect (subject to specified ownership conditions outlined in the Company’s articles of incorporation) in aggregate four directors (the “Preferred Directors”). The holders of the majority of the voting power of the Company’s Common Stock are entitled to elect four directors (the “Common Directors”) and of those Common Directors, the Company’s founders are entitled to appoint two in the aggregate (the “Founder Common Directors”). A majority of Common Directors and a majority of the Preferred Directors are entitled to elect the remaining director (the “Independent Remaining Director”).

As described above, each holder of shares of Class B Common Stock, which are held by the Company’s founders, is entitled to 10 votes for each share of Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock vote together on all decisions to be made by the holders of Common Stock. The combined voting power of the Company’s founders provide the founders with the ability to appoint the two remaining Common Directors.

As of January 31, 2021, the Company’s Board of Directors is comprised of seven directors, including three Preferred Directors, three Common Directors (including the two Founder Common Directors) and one Independent Director. Every member of the Board of Directors is entitled to one vote on matters, however, the two Founder Common Directors are entitled to two votes. The Company’s founders control five out of nine votes and control the actions of the Company’s Board of Directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series D, C prime and C preferred stock will receive, in preference to the holders of Series B, then to the holders of Series A, and last to the common stock holders an amount per share equal to the combined issuance costs of $14.3754, $11.0387 and $9.1989 per share, plus any accrued but unpaid dividends, respectively. After payment of the liquidation preference to the holders of Series D, C prime and C preferred stock, the holders of Series B preferred stock will receive, in preference to the holders of Series A preferred stock and holders of common stock, an amount per share equal to the original issue price of $5.0301 per share, plus any

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

accrued but unpaid dividends. After payment of the liquidation preference to the holders of Series D, C prime, C and B preferred stock, the holders of Series A preferred stock will receive, in preference to the holders of common stock, an amount per share equal to the original issue price of $0.7871 per share, plus any accrued but unpaid dividends. After payment of the liquidation preference to holders of Series D, C prime, C, B and A preferred stock, the remaining assets of the Company are available for distribution on a pro rata basis to the holders of Series A common stock, on an as if converted basis. To the extent that holders of the Series D, C prime, C, B and A preferred stock have received an aggregate of $14.3754 , $11.0387, $9.1989 , $5.0301 and $0.7871 per share, respectively, plus any accrued but unpaid dividends, any remaining assets will be distributed solely to the holders of common stock.

11.	Related Party Transactions

As of January 31, 2021, Google, LLC (“Google”) owned greater than 10% of the Company’s common equivalent shares through its total investment of 18,633,305 shares in Series D preferred stock.

In March 2020, Google purchased $10.0 million of 2020 Convertible Notes (Note 8). Upon issuance of the 2020 Convertible Note to Google, the Company also issued warrants to Google for the purchase of 139,126 shares of Series D preferred stock. As of January 31, 2021, the outstanding principal and accrued interest associated with the 2020 Convertible Notes held by Google was $10.5 million, included in Convertible notes, non-current, on the Company’s consolidated balance sheet.

In 2017, the Company and Google entered into a 5 year content license agreement under which Google licensed content covering Google’s specified areas of interest. The contract automatically renews for one additional year if the parties fail to fulfill their respective obligations at the end of year 5. As of January 31, 2021 and 2020, the deferred revenue balance associated with the content license agreement was $20.8 million and $32.3 million, respectively. For the years ended January 31, 2021 and 2020, the Company recognized revenue of $11.5 million and $8.1 million, respectively, related to the content license agreement.

In addition, the Company purchases hosting and other services from Google, of which $10.3 million is deferred as of January 31, 2021. The Company recorded hosting expense of $13.1 million and $10.9 million during the years ended January 31, 2021 and 2020, respectively. As of January 31, 2020, the Company’s accounts payable and accrued liabilities balance included $1.0 million related to hosting and other services provided by Google. As of January 31, 2021, no amounts were due for such services. See Note 7 for future Google hosting purchase commitments as of January 31, 2021. On June 28, 2021, the Company amended the terms of its hosting and service arrangement with Google, see Note 16.

12.	Stock Incentive Plans

In December 2011, the Company adopted the 2011 Stock Incentive Plan (the “Plan”). The Plan provides for the granting of stock options and RSUs to employees, consultants, and advisors of the Company. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees including officers and directors who are also employees. NSOs may be granted to Company employees, consultants, and advisors. As of January 31, 2021, 821,818 shares of common stock are reserved for future issuance under the Plan.

Options under the Plan have a contractual life for periods of up to ten years (or five years if granted to a 10% stockholder). Options granted generally vest over four years.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

A summary of stock option activity under the Plan is as follows:

	Options Outstanding
				Aggregate
		Weighted	Weighted	Intrinsic
		Average	Average	Value
	Number of	Exercise	Remaining	(in
	Options	Price	Term (Years)	thousands)
Balances at February 1, 2019	15,684,075	$3.42	7.07
Exercised	(111,910)	2.36
Granted	6,876,680	6.01
Forfeited	(2,355,113)	4.71

Balances at January 31, 2020	20,093,732	4.16	7.13
Exercised	(1,090,700)	0.49
Granted	8,000,619	6.19
Forfeited	(1,382,714)	5.45

Balances at January 31, 2021	25,620,937	$4.88	7.21	$80,964
Vested and exercisable	15,849,747	$4.14	6.15	$61,882

The intrinsic value of options exercised during the years ended January 31, 2021 and 2020, was $6.1 million and $0.4 million, respectively.

A summary of options outstanding and exercisable by price at January 31, 2021 are as follows:

	Options Outstanding		Options Exercisable
		Weighted		Weighted
		Average		Average
		Remaining		Remaining
	Number of	Contractual	Number of	Contractual
Exercise Price	Options	Life (in Years)	Options	Life (in Years)
$0.00002	48,995	0.64	48,995	0.64
0.014	187,500	0.79	187,500	0.79
0.070	25,000	1.46	25,000	1.46
0.106	545,050	2.58	545,050	2.58
0.856	2,218,795	3.57	2,218,795	3.57
2.768	1,426,495	4.25	1,426,495	4.25
3.102	1,445,855	4.73	1,445,855	4.73
3.560	1,629,030	5.21	1,629,030	5.21
5.234	203,765	6.01	203,765	6.01
5.650	2,334,810	6.40	2,125,470	6.39
5.846	1,802,595	7.59	1,164,672	7.57
6.006	5,907,345	8.52	2,283,987	8.50
6.190	7,845,702	9.4	2,545,133	9.26

	25,620,937		15,849,747

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The weighted-average grant date fair value of options granted during the years ended January 31, 2021 and 2020 was $2.83 and $2.51 per share, respectively. As of January 31, 2021, total unrecognized compensation costs related to stock options were $22.5 million. These costs are expected to be recognized over a period of approximately 2.78 years.

The fair value of shares vested during the year ended January 31, 2021 was $10.2 million. The fair value of the employee stock options granted during the years ended January 31, 2021 and 2020 was estimated using the following assumptions:

Year Ended January 31,
	2021	2020
Weighted-average expected term (years)	5.02 - 6.76	5.08 - 6.83
Expected volatility	42.45% - 44.71%	38.13% - 39.85%
Risk-free interest rate	0.31% - 0.52%	1.67% - 2.54%
Dividend yield	—	—

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company uses the simplified method to determine its expected term because it does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Stock-Based Compensation

Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Cost of revenue	$843	$788
Research and development	4,109	2,754
Sales and marketing	1,687	1,234
General and administrative	7,899	1,252

Total expense	14,538	6,028
Capitalized internal-use software development costs	(526)	(957)

Total stock-based compensation expense	$14,012	$5,071

Restricted Stock Units

A summary of RSU activity under the Plan is as follows:

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

	Number of RSUs	Weighted Average Grant Date Fair Value
Balances at February 1, 2019	803,430	$5.985
Vested	—	—
Granted	587,500	6.109
Forfeited	(450,000)	6.041

Balances at January 31, 2020	940,930	$6.036
Vested	—	—
Granted	200,000	6.470
Forfeited	(55,320)	5.984

Balances at January 31, 2021	1,085,610	$6.091

An RSU will vest on the first date upon which both the service-based requirement and the liquidity event requirement are satisfied. Service-based requirement generally requires four years continuous service from a vesting commencement date. The liquidity event requirement will be satisfied as to any then outstanding RSUs on the first to occur of: (1) a change of control where the consideration paid for the Company’s Common Stock is cash, equity securities that are publicly traded, or a combination of both (such Change of Control, a “Qualifying Change of Control”); or (2) the effective date of an IPO (together, a “Liquidity Event”). In order for the liquidity event requirement to be satisfied, the Liquidity Event must occur on or before the seven year anniversary of the date of grant (the “Liquidity Event Deadline”). No RSUs will vest, and no shares allocated to the RSUs shall be issued, unless a Liquidity Event occurs on or before the Liquidity Event Deadline. As such, there were no RSUs vested as at January 31, 2020 and 2021, and no stock-based compensation expense related to RSUs was recognized for the years ended January 31, 2021 and 2020. As of January 31, 2021, there was approximately $6.6 million of unrecognized stock-based compensation expense related to RSUs, of which, approximately $3.2 million related to RSUs which had met the service-based condition and would be recognized upon a Liquidity Event.

13.	Income Taxes

The components of the loss before income taxes are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Domestic	$(127,599)	$(123,760)
Foreign	1,569	176

Total loss before income taxes	$(126,030)	$(123,584)

The provision for (benefit from) income taxes consists of the following (in thousands):

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

	Year Ended January 31,
(in thousands)	2021	2020
Current
Federal	$—	$—
State	23	29
Foreign	1,095	500

Total current tax provision	1,118	529

Deferred
Federal	60	—
State	30	—
Foreign	(135)	(399)

Total deferred tax benefit	(45)	(399)

Income tax provision	$1,073	$130

A reconciliation between the U.S. federal statutory income tax and the Company’s effective tax rates as a percentage of loss before income taxes is as follows:

	Year Ended January 31,
	2021	2020
Provision computed at federal statutory rate	21.0%	21.0%
States taxes, net of federal benefit	2.4	2.4
Foreign rate differential	(0.8)	(1.0)
Revaluation gain/loss	(5.0)	0.1
Tax credits	2.3	2.0
Change in valuation allowance	(21.3)	(23.9)
Other	0.5	(0.7)

Effective tax rate	(0.9)%	(0.1)%

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Deferred tax assets
Net operating loss carryforwards	$92,570	$78,452
Tax Credit carryforwards	17,679	14,772
Stock-based compensation	4,013	3,033
Deferred revenue	5,239	10,356
Excess interest expense	6,799	4,253
Other	4,826	4,040

Total deferred tax assets	131,126	114,906
Valuation allowance	(126,270)	(102,758)

Total deferred tax assets	4,856	12,148
Deferred tax liabilities
Property and equipment	—	(6,816)
Intangible assets	(4,432)	(4,953)

Total deferred tax liabilities	(4,432)	(11,769)

Net deferred tax assets	$424	$379

The Company had deferred tax assets of $131.1 million and $114.9 million before valuation allowances as of January 31, 2021 and 2020, respectively. The Company assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some or all of its deferred tax assets will not be realized. The Company evaluates all available positive and negative evidence such as past operating results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning strategies. Management believes that it is more likely than not that the majority of U.S. and foreign deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance against its deferred tax assets in these jurisdictions.

The net change in the total valuation allowance is as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Valuation allowance, beginning of year	$102,758	$73,155
Change in valuation allowance	23,512	29,603

Valuation allowance, end of year	$126,270	$102,758

The Company considers the undistributed earnings of its foreign subsidiaries permanently reinvested in foreign operations and has not provided for U.S. income taxes on such earnings. As of January 31, 2021, the Company’s unremitted earnings from its foreign subsidiaries were $1.4 million and the corresponding unrecognized deferred U.S. income tax liability is not material.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

As of January 31, 2021, the Company had approximately $384.8 million of federal, $163.2 million of state and $1.3 million of foreign net operating loss (NOL) carryforwards available to offset future taxable income, which will expire in varying amounts beginning in 2022. An insignificant amount of NOL and credits carryforwards may be subject to annual limitations under Internal Revenue Code Section 382.

As of January 31, 2021, the Company had approximately $13.7 million of federal and $9.8 million of California research and development credit carryforwards available to reduce future taxable liability. The federal credit carryforwards will expire beginning in 2032 and California credits can be carried forward indefinitely.

The Company’s unrecognized tax benefits are as follows:

	Year Ended January 31,
(in thousands)	2021	2020
Beginning of year	$3,918	$3,234
Additions based on tax positions related to the current year	796	684

End of year	$4,714	$3,918

As of January 31, 2021, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. The Company determined that no accrual for interest and penalties was required as of January 31, 2021 and 2020 and no such expenses were incurred in the years presented.

The Company does not anticipate the total amounts of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The Company files U.S. federal, various state and foreign income tax returns. The Company is not currently under audit by any taxing authorities. All tax years remain open to examination by taxing jurisdictions to which the Company is subject.

14.	Net Loss Per Share Attributable to Common Stockholders

The Company computes earnings (loss) per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A common stock and Class B common stock (amounts in thousands, except share and per share amounts):

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

	Year Ended January 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(127,103)	$(123,714)
Denominator:
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	28,863,607	27,981,802
Basic and diluted net loss per share attributable to common stockholders	$(4.40)	$(4.42)

Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year Ended January 31,
	2021	2020
Convertible Preferred Stock	85,682,990	85,682,990
Warrants to purchase Series B Convertible Preferred Stock	497,010	497,010
Warrants to purchase Series D Convertible Preferred Stock	1,476,468	486,940
Convertible notes	4,742,818	599,548
Common stock options	25,620,937	20,093,732
Restricted Stock Units	1,085,610	940,930

	119,105,833	108,301,150

15.	Defined Contribution Plan

The Company sponsors a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all full-time U.S. employees. Participating employees may contribute a percentage of their qualifying annual compensation up to the annual Internal Revenue Service contribution limit. The 401(k) Plan was adopted in 2013. Since the inception of the plan, the Company has not matched employee contributions.

Planet Labs Inc.

Notes to Consolidated Financial Statements

Years Ended January 31, 2021 and 2020

16.	Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through June 30, 2021, the date the consolidated financial statements were available to be issued.

Business combination

In April 2021, the Company entered into a letter of intent with a SPAC, with respect to a potential business combination between the Company and the SPAC. The letter of intent was subsequently amended in May 2021 (the “Amended LOI”). The Amended LOI contemplates the acquisition of 100% of the outstanding equity interests of the Company in exchange for shares of common stock of the SPAC, at an enterprise valuation of the Company of approximately $3.5 billion, subject to certain purchase price adjustments. The Amended LOI also contemplates, among other things, a PIPE financing of approximately $400.0 million conditioned upon the consummation of the business combination. The proposed business combination will result in the Company becoming a wholly owned subsidiary of a publicly traded company on the NYSE. The execution of a definitive business combination agreement is subject to, among other things, completion of negotiations, completed due diligence and final approval of the SPAC’s and the Company’s Board of Directors.

Litigation settlement

In May 2021, the Company entered into a legal settlement agreement related to alleged claims brought forth by a customer. Pursuant to the settlement agreement, the Company agreed to pay $10.0 million. The legal settlement is accrued as a customer payable in the Consolidated Balance Sheet as of January 31, 2021 (Note 6).

Contract amendments

On June 28, 2021, the Company amended the terms of its hosting agreement with Google. The amendment, among other things, increases the aggregate purchase commitments to $193.0 million. The amended agreement commences on August 1, 2021 and extends through January 31, 2028.